Exhibit 99.(a)

Glass Lewis, a Leading Provider of Proxy Voting Services,
Recommends International Electronic’s Shareholders Vote
“AGAINST” the Voting Rights Proposal

Glass Lewis Also Recommends IEI Shareholders Vote the White Proxy to Support the Election of Leslie Charm

Canton, MA: May 14, 2007 — International Electronics, Inc. (OTC Bulletin Board: IEIB.OB), said today that Glass Lewis, a leading provider of proxy voting and corporate governance solutions to the institutional marketplace, has recommended that IEIB shareholders use management’s White proxy form to vote their shares at IEIB’s Shareholder Meeting on May 18, 2007 against the voting rights proposal and in favor of Leslie Charm as a director. Glass Lewis recommends that shareholders DO NOT VOTE the blue dissident proxy.

Glass Lewis is widely recognized as a leading provider of proxy voting and corporate governance solutions to the institutional marketplace. Its analyses and recommendations are relied upon by institutional investment firms, mutual funds and fiduciaries worldwide.

In its analysis, Glass Lewis stated that a waiver of the control share acquisition provision “would represent a setback to the interests of shareholders.”

“We are extremely pleased that highly a respected proxy voting services firm and advisory organization such as Glass Lewis has recognized the fact that voting for the voting rights proposal could be detrimental to the interests of shareholders,” said Mr. John Waldstein, Chairman of the Board and Chief Executive Officer of IEIB.

If you need assistance voting your shares, please call IEIB’s proxy solicitor, Morrow & Co. at 1-800-662-5200.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of IEI are forward-looking statements.  Actual future results may differ materially from such statements.  Factors that could affect future performance include, but are not limited to:  the consummation or failure to consummate any business combination, including the tender offer commenced by

Risco; the loss of one of IEI’s large customers or the cancellation or deferral of purchases of IEI’s products; the loss of one of IEI’s distribution partners or the failure of the partner to devote adequate resources to the sale of our products; changes in general economic conditions; limitations imposed by IEI’s limited financial resources; IEI’s dependence on certain key employees; any failure by IEI to successfully select, develop, manufacture and market new products or enhance its existing products; fluctuations in IEI’s sales and operating results; IEI’s ability to successfully compete; the expense resulting to IEI from future investments and acquisitions and IEI’s ability to integrate acquired products, technologies or businesses; IEI’s ability to protect its intellectual property rights; the reliability of offshore production undertaken by IEI; IEI’s dependence upon sole source suppliers for certain key components; the risks associated with international sales; and the limited market for IEI’s common stock and the volatility of its share price.

About International Electronics, Inc.

International Electronics, Inc. (IEI), an ISO9001:2000 certified manufacturer, designs, manufactures, markets and sells electronic access control equipment and browser-managed security platforms used in residential and commercial security systems and wireless access control and fleet management systems for industrial mobile asset applications.  IEI’s products include its Door-Gard(TM) and Secured Series(TM) access control lines, its LS line of integrated battery operated door locks, its eMerge(TM) browser-managed access and security management products and its line of PowerKey(TM) industrial access control and fleet management products.  IEI markets its security management and access control products to leading distribution and electronic security installation companies, and its PowerKey(TM) products directly to material handling equipment users worldwide.  For more information about IEI, visit www.ieib.com.

Additional Information and Where to Find It

IEI filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC on March 16, 2007 regarding Risco’s unsolicited tender offer, and has subsequently filed amendments thereto.  On April 27, 2007, IEI both filed a definitive proxy statement with the SEC and mailed the proxy statement to its shareholders, which proxy statement in part relates to the tender offer commenced by Risco.  IEI advises its shareholders to read both the Schedule 14D-9, including any amendments thereto, and IEI’s proxy statement, because these documents contain additional information important to the shareholders’ interests in Risco’s offer and the related consent solicitation.  Shareholders may obtain a free copy of the Schedule 14D-9, and any amendments thereto, and the definitive proxy statement on the SEC’s web site at www.sec.gov, on IEI’s web site at www.ieib.com, or by contacting IEI’s information agent, Morrow & Co., Inc. at (203) 658-9400.